Exhibit 10 - Material Contracts

















                       AGREEMENT OF MERGER

                          BY AND AMONG

                   TREDEGAR INVESTMENTS, INC.,

                 THE ELK HORN COAL CORPORATION,

                       PEN HOLDINGS, INC.

                               AND

                      PHI ACQUISITION CORP.










                          June 22, 1994

                        TABLE OF CONTENTS

                                                             Page

    RECITALS . . . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE I
                           DEFINITIONS

    1.1    Agreement . . . . . . . . . . . . . . . . . . . . .  1
    1.2    Assignment and Assumption Agreement . . . . . . . .  2
    1.3    Balance Sheet Date. . . . . . . . . . . . . . . . .  2
    1.4    Buyer . . . . . . . . . . . . . . . . . . . . . . .  2
    1.5    Buyer's Closing Certificate . . . . . . . . . . . .  2
    1.6    Certificates. . . . . . . . . . . . . . . . . . . .  2
    1.7    Closing . . . . . . . . . . . . . . . . . . . . . .  2
    1.8    Closing Date. . . . . . . . . . . . . . . . . . . .  2
    1.9    Closing Date Balance Sheet. . . . . . . . . . . . .  2
    1.10   Code. . . . . . . . . . . . . . . . . . . . . . . .  3
    1.11   Company . . . . . . . . . . . . . . . . . . . . . .  3
    1.12   Company Closing Certificate . . . . . . . . . . . .  3
    1.13   Company Common Stock. . . . . . . . . . . . . . . .  3
    1.14   Company Subsidiary. . . . . . . . . . . . . . . . .  3
    1.15   Continuing Employee . . . . . . . . . . . . . . . .  3
    1.16   Contracts . . . . . . . . . . . . . . . . . . . . .  3
    1.17   Dissenting Holders. . . . . . . . . . . . . . . . .  3
    1.18   Effective Date. . . . . . . . . . . . . . . . . . .  4
    1.19   Employee Benefit Plans. . . . . . . . . . . . . . .  4
    1.20   Equipment . . . . . . . . . . . . . . . . . . . . .  4
    1.21   ERISA . . . . . . . . . . . . . . . . . . . . . . .  4
    1.22   ERISA Affiliate . . . . . . . . . . . . . . . . . .  4
    1.23   Exchange Agent. . . . . . . . . . . . . . . . . . .  4
    1.24   Financial Statements. . . . . . . . . . . . . . . .  5
    1.25   HSR Act . . . . . . . . . . . . . . . . . . . . . .  5
    1.26   Interim Balance Sheet . . . . . . . . . . . . . . .  5
    1.27   Knowledge of the Company; Knowledge of Buyer. . . .  5
    1.28   Law . . . . . . . . . . . . . . . . . . . . . . . .  5
    1.29   Merger. . . . . . . . . . . . . . . . . . . . . . .  5
    1.30   Merger Consideration. . . . . . . . . . . . . . . .  5
    1.31   Opinion of Buyer's Counsel. . . . . . . . . . . . .  6
    1.32   Opinion of Company's Counsel. . . . . . . . . . . .  6
    1.33   Parent. . . . . . . . . . . . . . . . . . . . . . .  6
    1.34   Permitted Liens . . . . . . . . . . . . . . . . . .  6
    1.35   Permits . . . . . . . . . . . . . . . . . . . . . .  6
    1.36   Plan of Merger. . . . . . . . . . . . . . . . . . .  6
    1.37   Proxy Statement . . . . . . . . . . . . . . . . . .  6
    1.38   Real Property . . . . . . . . . . . . . . . . . . .  6
    1.39   Retained Liabilities. . . . . . . . . . . . . . . .  7
    1.40   Shareholders. . . . . . . . . . . . . . . . . . . .  8
    1.41   Seller. . . . . . . . . . . . . . . . . . . . . . .  8
    1.42   Seller Agreement and Proxy. . . . . . . . . . . . .  8
    1.43   Special Meeting . . . . . . . . . . . . . . . . . .  8
    1.44   Subsidiary. . . . . . . . . . . . . . . . . . . . .  8
    1.45   Subsidiary Common Stock . . . . . . . . . . . . . .  9
    1.46   Surviving Corporation . . . . . . . . . . . . . . .  9
    1.47   Transferred Business. . . . . . . . . . . . . . . .  9
    1.48   WVCA. . . . . . . . . . . . . . . . . . . . . . . .  9

                           ARTICLE II
                           THE MERGER

    2.1    The Merger. . . . . . . . . . . . . . . . . . . . .  9
    2.2    Effective Date; Effects of the Merger . . . . . . .  9
    2.3    Special Meeting . . . . . . . . . . . . . . . . . . 10
    2.4    Closing; Filing of Articles of Merger . . . . . . . 11
    2.5    Exchange of Shares. . . . . . . . . . . . . . . . . 11

                           ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    3.1    Organization and Qualification. . . . . . . . . . . 13
    3.2    Execution, Delivery and Performance . . . . . . . . 14
    3.3    Authorization . . . . . . . . . . . . . . . . . . . 15
    3.4    Status of Company . . . . . . . . . . . . . . . . . 15
    3.5    Capital Stock of the Company. . . . . . . . . . . . 16
    3.6    Financial Statements. . . . . . . . . . . . . . . . 17
    3.7    Absence of Changes. . . . . . . . . . . . . . . . . 18
    3.8    Real Property . . . . . . . . . . . . . . . . . . . 20
    3.9    Tangible Personal Property. . . . . . . . . . . . . 21
    3.10   Permits, Licenses and Environmental Compliance. . . 22
    3.11   Reclamation Bonds . . . . . . . . . . . . . . . . . 24
    3.12   Contracts, Agreements, etc. . . . . . . . . . . . . 24
    3.13   Litigation. . . . . . . . . . . . . . . . . . . . . 29
    3.14   Insurance . . . . . . . . . . . . . . . . . . . . . 29
    3.15   Employee Benefits . . . . . . . . . . . . . . . . . 29
    3.16   Employment Matters. . . . . . . . . . . . . . . . . 35
    3.17   Taxes . . . . . . . . . . . . . . . . . . . . . . . 36
    3.18   Mining and Geological Information . . . . . . . . . 37
    3.19   Transactions With Affiliates. . . . . . . . . . . . 38
    3.20   No Broker . . . . . . . . . . . . . . . . . . . . . 38
    3.21   Bank Accounts . . . . . . . . . . . . . . . . . . . 39
    3.22   Intellectual Property . . . . . . . . . . . . . . . 39
    3.23   Hazardous Material. . . . . . . . . . . . . . . . . 39
    3.24   Disclosure. . . . . . . . . . . . . . . . . . . . . 39
    3.25   Beneficiaries of UMWA Benefit Fund. . . . . . . . . 39

                           ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE SUBSIDIARY

    4.1    Organization. . . . . . . . . . . . . . . . . . . . 40
    4.2    Execution, Delivery and Performance . . . . . . . . 40
    4.3    Authorization . . . . . . . . . . . . . . . . . . . 41
    4.4    No Broker . . . . . . . . . . . . . . . . . . . . . 41
    4.5    Buyer's Due Diligence . . . . . . . . . . . . . . . 42

                            ARTICLE V
               CERTAIN MATTERS PENDING THE MERGER

    5.1    Carry on in Regular Course. . . . . . . . . . . . . 42
    5.2    Distributions; Assignment of Retained Liabilities . 42
    5.3    Indebtedness. . . . . . . . . . . . . . . . . . . . 43
    5.4    Issuance of Stock . . . . . . . . . . . . . . . . . 43
    5.5    Compensation. . . . . . . . . . . . . . . . . . . . 43
    5.6    Compliance with Law . . . . . . . . . . . . . . . . 43
    5.7    Access to Information . . . . . . . . . . . . . . . 44
    5.8    Cooperation; Best Efforts . . . . . . . . . . . . . 44
    5.9    Consents. . . . . . . . . . . . . . . . . . . . . . 45
    5.10   Publicity . . . . . . . . . . . . . . . . . . . . . 45
    5.11   Confidentiality . . . . . . . . . . . . . . . . . . 46
    5.12   No Solicitation . . . . . . . . . . . . . . . . . . 46
    5.13   Articles and Bylaws . . . . . . . . . . . . . . . . 47
    5.14   Buyer's Conduct of Business . . . . . . . . . . . . 47
    5.15   Assignment and Assumption Agreement . . . . . . . . 47
    5.16   Copy of Proxy Statement . . . . . . . . . . . . . . 47
    5.17   Buyer's Financing . . . . . . . . . . . . . . . . . 47

                           ARTICLE VI
       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

    6.1    Conditions Precedent to Each Party's Obligations
           to Effect the Merger. . . . . . . . . . . . . . . . 47
    6.2    Conditions Precedent to Obligations of the Buyer
           and the Subsidiary. . . . . . . . . . . . . . . . . 48
    6.3    Conditions Precedent to Obligations of the Company
           and the Seller. . . . . . . . . . . . . . . . . . . 51

                           ARTICLE VII
                      ADDITIONAL COVENANTS

    7.1    Continuing Employment . . . . . . . . . . . . . . . 53
    7.2    Employee Benefit Plan Matters . . . . . . . . . . . 53
    7.3    Income Tax Matters. . . . . . . . . . . . . . . . . 56
    7.4    Financial Condition of Buyer. . . . . . . . . . . . 64
    7.5    Access to Books and Records . . . . . . . . . . . . 65
    7.6    Payment of Retained Liabilities . . . . . . . . . . 65
    7.7    Release of Parent Financial Commitments . . . . . . 66
    7.8    Financial Condition of Parent . . . . . . . . . . . 66
    7.9    Confidentiality . . . . . . . . . . . . . . . . . . 67

                          ARTICLE VIII
                    SURVIVAL; INDEMNIFICATION

    8.1    Limitation on, and Survival of Representations and
           Warranties. . . . . . . . . . . . . . . . . . . . . 67
    8.2    Indemnification by Seller and  Parent . . . . . . . 69
    8.3    Indemnification by Buyer. . . . . . . . . . . . . . 70
    8.4    Limitation of Liability.. . . . . . . . . . . . . . 71
    8.5    Notice of Indemnity Claims. . . . . . . . . . . . . 71
    8.6    Arbitration.. . . . . . . . . . . . . . . . . . . . 72
    8.7    Relationship of Section 7.3 to Sections 8.2
           through 8.6 . . . . . . . . . . . . . . . . . . . . 74
    8.8    Indemnity Amounts to be Computed on After-Tax
           Basis . . . . . . . . . . . . . . . . . . . . . . . 74

                           ARTICLE IX
                           TERMINATION

    9.1    Termination . . . . . . . . . . . . . . . . . . . . 75
    9.2    Effect of Termination . . . . . . . . . . . . . . . 75
    9.3    Amendment . . . . . . . . . . . . . . . . . . . . . 76
    9.4    Extension; Waiver . . . . . . . . . . . . . . . . . 76

                            ARTICLE X
                          MISCELLANEOUS

    10.1   Entire Agreement. . . . . . . . . . . . . . . . . . 76
    10.2   Expenses. . . . . . . . . . . . . . . . . . . . . . 77
    10.3   Governing Law . . . . . . . . . . . . . . . . . . . 77
    10.4   Assignment. . . . . . . . . . . . . . . . . . . . . 77
    10.5   Notices . . . . . . . . . . . . . . . . . . . . . . 77
    10.6   Counterparts; Headings. . . . . . . . . . . . . . . 78
    10.7   Specific Performance. . . . . . . . . . . . . . . . 79
    10.8   Interpretation. . . . . . . . . . . . . . . . . . . 79
    10.9   Severability. . . . . . . . . . . . . . . . . . . . 79
    10.10  No Reliance . . . . . . . . . . . . . . . . . . . . 79
    10.11  Performance by the Subsidiary . . . . . . . . . . . 80

                            EXHIBITS


Exhibit  1.2     Assignment and Assumption Agreement
Exhibit  1.5     Buyer's Closing Certificate
Exhibit  1.12    Company's Closing Certificate
Exhibit  1.31    Opinion of Buyer's Counsel
Exhibit  1.32    Opinion of Company's Counsel
Exhibit  1.36    Plan of Merger
Exhibit  1.42    Seller Agreement and Proxy
Exhibit  2.5     Form of Transmittal Letter


                            SCHEDULES


Schedule 1.24    Financial Statements
Schedule 1.26    Interim Balance Sheet
Schedule 1.34    Permitted Liens
Schedule 1.39    Rockefeller Beneficiaries
Schedule 3.2     Conflicts, Violations, etc.
Schedule 3.4     Foreign Qualification, Subsidiaries
Schedule 3.5     Stock Ownership
Schedule 3.7     Changes
Schedule 3.8C    Compliance with Leases and Subleases
Schedule 3.8D    Real Property
Schedule 3.9A    Owned Equipment
Schedule 3.9B    Leased Equipment
Schedule 3.10A   Permits
Schedule 3.10B   Violations
Schedule 3.12    Contracts
Schedule 3.13    Litigation
Schedule 3.14    Insurance
Schedule 3.15    Employee Benefit Plans
Schedule 3.16    Employment Matters
Schedule 3.17    Taxes
Schedule 3.19    Transactions with Affiliates
Schedule 3.21    Bank Accounts
Schedule 3.22    Intellectual Property
Schedule 7.1     Employees

                       AGREEMENT OF MERGER


     AGREEMENT OF MERGER, made as of the 22nd day of June, 1994, by and among TREDEGAR INVESTMENTS, INC., a Virginia corporation, THE ELK HORN COAL CORPORATION, a West Virginia corporation, PEN HOLDINGS, INC., a Tennessee corporation, and PHI ACQUISITION CORP., a West Virginia corporation.

                            RECITALS
     WHEREAS, the Buyer desires to merge the Subsidiary with and into the Company and the parties hereto desire to effect such merger upon the terms and subject to the conditions of this Agreement and the Plan of Merger.
     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

                            ARTICLE I
                           DEFINITIONS
     When used in this Agreement, the following terms shall have the meanings specified:
     1.1 Agreement. "Agreement" shall mean this Agreement and the Plan of Merger, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.
     1.2 Assignment and Assumption Agreement. "Assignment and Assumption Agreement" shall mean the assignment and assumption agreement in the form of Exhibit 1.2 attached hereto, pursuant to which the Company will assign to the Seller, and the Seller will assume, the Retained Liabilities.
     1.3 Balance Sheet Date. "Balance Sheet Date" shall have the meaning set forth in Section 3.7 hereto.
     1.4    Buyer.  "Buyer" shall mean Pen Holdings, Inc., a
Tennessee corporation.
     1.5    Buyer's Closing Certificate.  "Buyer's Closing
Certificate" shall mean the certificate of the Buyer and the Subsidiary in the form of Exhibit 1.5 attached hereto.
     1.6 Certificates. "Certificates" shall mean the certificates that, immediately prior to the Effective Date, represent shares of Company Common Stock.
     1.7 Closing. "Closing" shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd
Street, Richmond, Virginia.
     1.8    Closing Date.  "Closing Date" shall mean the later of
(i) August 16, 1994 or (ii) three business days after satisfaction of the conditions set forth in Sections 6.1(a), (c) and (d) hereof, subject to the provisions of Section 9.1 hereof.
     1.9    Closing Date Balance Sheet.  "Closing Date Balance
Sheet" shall mean the pro forma balance sheet of the Transferred Business as of the Closing Date internally prepared by the Company in a manner consistent with the Interim Balance Sheet and the accounting policies described in Schedule 1.26 hereto, and delivered to the Buyer on or before the Closing Date.
     1.10   Code.  "Code" shall mean the Internal Revenue Code of
1986, as amended.
     1.11 Company. The "Company" shall mean The Elk Horn Coal Corporation, a West Virginia corporation.
     1.12   Company Closing Certificate.  "Company Closing
Certificate" shall mean the certificate of the Company in the form of Exhibit 1.12.
     1.13 Company Common Stock. "Company Common Stock" shall mean all of the issued and outstanding capital stock of the Company consisting of 1,042,383 shares of common stock, no par value.
     1.14 Company Subsidiary. "Company Subsidiary" shall mean each subsidiary of the Company listed on Schedule 3.4.
     1.15 Continuing Employee. "Continuing Employee" shall have the meaning set forth in Section 7.1 hereof.
     1.16 Contracts. "Contracts" shall mean all contracts, agreements, personal property leases (other than those listed on Schedule 3.9B), relationships and commitments, written or oral, to which the Company is a party or by which the Company is bound that are included in Schedule 3.12.
     1.17 Dissenting Holders. "Dissenting Holders" shall mean those Shareholders, if any, who object to the Merger and comply with the provisions of the WVCA concerning the right of such holders to dissent from the Merger and demand appraisal rights of their shares.
     1.18 Effective Date. "Effective Date" shall mean the date of issuance by the West Virginia Secretary of State of a Certificate of Merger with respect to the Merger.
     1.19 Employee Benefit Plans. "Employee Benefit Plans" shall mean the employee benefit plans of the Company listed on
Schedule 3.15 attached hereto, which shall include without limitation any contract, agreement, loan or arrangement which is an "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by or on behalf of the Company covering the employees of the Company or to which the Company is obligated to contribute.
     1.20 Equipment. "Equipment" shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts and other items of tangible personal property owned or leased by the Company and that are listed on the Company's "Book Depreciation Summary."
     1.21   ERISA.  "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.
     1.22 ERISA Affiliate. "ERISA Affiliate" shall mean each trade or business, whether or not incorporated, which with the Company is treated as a single employer under Code section
414(b), (c), (m) or (o).
     1.23 Exchange Agent. "Exchange Agent" shall mean the bank or trust company designated by the Buyer prior to the Effective
Date in accordance with Section 2.5 hereof to act as exchange agent for the Merger.
     1.24 Financial Statements. "Financial Statements" shall mean the internally prepared combined statements of net assets representing the Transferred Business as of December 31, 1993 and 1992, and the related statements of income and cash flows of the Transferred Business for the years ended December 31, 1993 and 1992, all of which are attached hereto as Schedule 1.24.
     1.25 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. Section 18a), as amended.
     1.26 Interim Balance Sheet. "Interim Balance Sheet" shall mean the internally prepared pro forma balance sheet of the Transferred Business, as of March 31, 1994 and a description of the accounting policies applied in the preparation thereof, which is attached hereto as Schedule 1.26.
     1.27   Knowledge of the Company; Knowledge of Buyer.
"Knowledge of the Company" shall mean actual knowledge of David
D. Reed, Francis X. Delzer, James B. Newman or James E. Allen. "Knowledge of the Buyer" shall mean actual knowledge of William Beckner, Peter Rumsey, David G. Gray, James Clevenger or James
Cook.
     1.28 Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, all of the foregoing as in effect on the date hereof.
     1.29 Merger. "Merger" shall mean the merger of the Subsidiary into the Company pursuant to the Plan of Merger.
     1.30 Merger Consideration. "Merger Consideration" shall mean $59.25 in cash per share of Company Common Stock.
     1.31   Opinion of Buyer's Counsel.  "Opinion of Buyer's
Counsel" shall mean the opinion of David G. Gray, Esq., Vice
President and General Counsel to the Buyer and the Subsidiary, in substantially the form of Exhibit 1.31 attached hereto.
     1.32 Opinion of Company's Counsel. "Opinion of Company's Counsel" shall mean the opinion of Hunton & Williams, counsel to the Company, the Seller and the Parent, in substantially the form of Exhibit 1.32 attached hereto.
     1.33   Parent.  "Parent" shall mean Tredegar Industries,
Inc., a Virginia corporation.
     1.34 Permitted Liens. "Permitted Liens" shall mean those liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, impositions and other matters affecting the assets of the Company that are listed on Schedule
1.34 attached hereto.
     1.35 Permits. "Permits" shall mean all written permits, licenses and governmental authorizations, registrations and approvals required, as of the date hereof, to be obtained in the conduct of the Company's business, including, but not limited to, those Permits listed on Schedule 3.10A attached hereto.
     1.36 Plan of Merger. "Plan of Merger" shall mean the plan of merger attached hereto as Exhibit 1.36.
     1.37 Proxy Statement. "Proxy Statement" shall mean the proxy or information statement of the Company distributed in connection with the Special Meeting.
     1.38 Real Property. "Real Property" shall mean all real property, coal rights, mineral estates, surface estates, coal leases, coal subleases, surface leases, mining rights, spoilage or overburden disposal rights, surface disturbance consents, easements, rights-of-way, wheelage agreements, access rights and other rights or interests in real property and improvements thereon, or the coal therein and thereunder which are owned or leased by the Company on the date hereof.
     1.39 Retained Liabilities. "Retained Liabilities" shall mean:
            (a) All claims, liabilities, losses and expenses incurred by the Company arising out of, or related to, the case styled The Elk Horn Coal Corporation v. White Cloud
     Mining Company, Inc. in the Circuit Court of Floyd County,
     Kentucky;
            (b) Any liabilities of the Company, existing as of the Effective Date, to the UMWA Benefit Fund for the beneficiaries of such Fund which have been assigned to the Company, as listed on Schedule 1.39 hereto, based on the provisions of the Coal Industry Retiree Health Benefit Act of 1992, Law and applicable union contracts, all as in effect on the Effective Date and only with respect to the operations of the Company prior to the Effective Date;
            (c) All benefits, rights, and obligations of the Company pursuant to the Interim Operating and Stock Purchase Agreement effective as of February 1, 1994 by and between Tanoma Coal Sales, Inc. and the Company;
            (d) all fees and expenses owed by the Company to its financial and legal advisors in connection with the transactions contemplated by this Agreement; and
            (e) all obligations to Company employees to the extent assumed or retained by Seller or Parent under Sections 7.1 and 7.2. hereof.
     1.40 Shareholders. "Shareholders" shall mean the holders of Company Common Stock immediately prior to the Effective Date.
     1.41   Seller.  "Seller" shall mean Tredegar Investments,
Inc., a Virginia corporation and the owner of approximately 97% of Company Common Stock.
     1.42   Seller Agreement and Proxy.  "Seller Agreement and
Proxy" shall mean the agreement attached hereto as Exhibit 1.42, to be executed and delivered by the Seller on the date hereof and pursuant to which the Seller agrees (i) to vote all of its shares of Company Common Stock in favor of the Merger and (ii) to provide the Buyer with a proxy for its shares of Company Common
Stock.
     1.43 Special Meeting. "Special Meeting" shall mean the special meeting of the Shareholders, and any adjournments thereof, called pursuant to Section 2.3 hereof to consider the Plan of Merger.
     1.44   Subsidiary.  "Subsidiary" shall mean PHI Acquisition
Corp., a West Virginia corporation and wholly-owned subsidiary of the Buyer.
     1.45 Subsidiary Common Stock. "Subsidiary Common Stock" shall mean the common stock, par value $1.00 per share, of the Subsidiary.
     1.46 Surviving Corporation. "Surviving Corporation" shall mean the Company as the surviving corporation in the Merger.
     1.47 Transferred Business. "Transferred Business" shall mean all the operations of the Company, as of March 31, 1994, including but not limited to coal leasing and coal sales, but specifically excluding the operations of the Elk Horn Coal Sales Corporation.
     1.48   WVCA.  "WVCA" shall mean the West Virginia
Corporation Act.

                           ARTICLE II
                           THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the WVCA, on the Effective Date the Subsidiary shall be merged with and into the Company pursuant to and on the terms set forth in the Plan of Merger, as soon as practicable following the Closing. The
Company shall continue as the Surviving Corporation in the Merger and the separate corporate existence of the Subsidiary shall cease, and all of the Company Common Stock shall be owned by the Buyer.
     2.2 Effective Date; Effects of the Merger. The Merger shall be consummated by filing with the West Virginia Secretary of State Articles of Merger in such form as is required by, and executed in accordance with, the relevant provisions of the WVCA, together with such other documents as may be required by the relevant provisions of the WVCA. The Merger shall become effective on the Effective Date and shall have the effects set forth in Section 31-1-37 of the WVCA and in the Plan of Merger.
As provided in the Plan of Merger, on the Effective Date, by virtue of the Merger and without any action on the part of the Company, the Buyer, the Subsidiary or any holder of capital stock of any of them: (a) each share of Company Common Stock (other than those Shares held by Dissenting Holders) outstanding immediately prior to the Effective Date shall be converted into the right to receive the Merger Consideration in accordance with the Plan of Merger; (b) each share of Subsidiary Common Stock outstanding immediately prior to the Effective Date shall be converted into one share of Company Common Stock; and (c) the Company, as the Surviving Corporation, shall have Articles of Incorporation, Bylaws, directors and officers set forth in, or determined in accordance with, the Plan of Merger.
     2.3    Special Meeting. The Company, acting through its
Board of Directors, shall:
            (a) Take all action required in accordance with the WVCA and the Company's Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold the Special
     Meeting as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon a proposal to approve and adopt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby;
            (b) prepare and cause the Proxy Statement to be mailed to the Shareholders at the earliest practicable time;
     and
            (c) use its reasonable best efforts to obtain the necessary approvals of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby by the Shareholders.
     2.4 Closing; Filing of Articles of Merger. Upon the terms and subject to the conditions hereof, as soon as practicable after all of the conditions to the obligations of the parties hereunder have been satisfied or waived, the parties shall conduct the Closing for the purpose of confirming the foregoing. As soon as practicable following the Closing, the Company and the Subsidiary shall in the manner required by the WVCA deliver to and file with the West Virginia Secretary of State duly executed Articles of Merger in accordance with the provisions of the WVCA, and the parties hereto shall take all such other and further action as may be required by law to make the Merger effective.
     2.5    Exchange of Shares.
            (a) Prior to the Effective Date, the Buyer shall designate a bank or trust company reasonably acceptable to the Company to act as the Exchange Agent.
            (b) On and after the Effective Date, the Buyer shall make available to any record holder, as of the Effective
     Date, of an outstanding Certificate, and promptly after the Effective Date the Exchange Agent shall mail to each such holder, a letter of transmittal in the form of Exhibit 2.5 hereto and instructions for use in effecting the surrender of the Certificates for exchange. The Exchange Agent shall mail therewith to each record holder of an outstanding
     Certificate (other than the Seller) a form of certificate under Treasury Regulation Section 1.1445-2(b)(2) providing that the record holder is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and (if appropriate) certification under Treasury Regulation Section 1.1445-2(b)(2), and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration represented by such Certificate, and such Certificate shall forthwith be canceled. If a record holder does not provide an executed certification under Treasury Regulation
     Section 1.1445-2(b)(2), the amount of the Merger Consideration to be received by the record holder shall be subject to federal income tax withholding pursuant to Section 1445 of the Code.
     If delivery is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Buyer that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate shall represent for all purposes only the right to receive the consideration set forth in the Plan of Merger.
            (c) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving
     Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided in this Article II in accordance with the procedures set forth in this Section 2.5 and the Plan of Merger.

                           ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to the Buyer and the Subsidiary that:
     3.1 Organization and Qualification. Each of the Parent and the Seller is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.
     sh     Execution, Delivery and Performance.  Except as set
forth on Schedule 3.2, the execution, delivery and performance by the Company, the Parent and the Seller of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (i) materially conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance under or pursuant to, any provision of the Seller's, the Parent's or Company's Articles of Incorporation or Bylaws or of any franchise, mortgage, deed of trust, lease, license, instrument, agreement, consent, approval, waiver or understanding (in each case, whether written or oral) to which the Company, the Parent or the Seller is a party or by which either of them is bound, any Law or any finding, order, judgment, writ, injunction or decree to which the Seller, the Parent or the Company is a party or by which the Seller, the Parent, the Company, the Company's assets or Company Common Stock, may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any federal, state or local governmental body or authority, regulatory agency, court, or any other person or entity, except notices and approvals required under the HSR Act and the filing of the Articles of Merger with the West Virginia Secretary of State.
     3.3    Authorization.   Each of the Seller, the Parent and
the Company has full power and authority to enter into, deliver and perform this Agreement, and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. The Seller's, the Parent's and the Company's execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action, subject to the approval referenced in Section 6.1(a) hereof. This Agreement and all agreements or instruments executed by the Seller, the Parent and the Company in connection herewith or delivered by the Seller, the Parent and the Company pursuant hereto have been duly executed and delivered by the Seller, the Parent and the Company, as the case may be, and this Agreement and all agreements and instruments executed by the Seller, the Parent and the Company in connection herewith or delivered by the Seller, the Parent or the Company pursuant hereto constitute the Seller's, the Parent's or the Company's, as the case may be, legal, valid and binding obligation, enforceable in accordance with their respective terms.
     3.4 Status of Company. The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. The Company and each Company Subsidiary is duly qualified as a foreign corporation in each jurisdiction in which the nature of its respective business requires such qualification and in which failure to so qualify would have a material adverse effect on the Company or Company Subsidiary, and the jurisdictions in which each is qualified as a foreign corporation are identified on Schedule 3.4. The copy of the Articles of Incorporation of the Company and the copy of the Bylaws of the Company, in each case as heretofore delivered to Buyer, are true, complete and correct. The Company and each Company Subsidiary has the corporate power and authority to own those properties purportedly owned by it and to lease those properties purportedly leased by it and to carry on its respective business as now being conducted. Except as set forth in Schedule 3.4, neither the Company nor any Company Subsidiary has any subsidiaries or owns shares or capital stock or otherwise has any ownership interest or other investment in or advances to any corporation, partnership, joint venture, mining partnership, entity, enterprise or organization, and neither the Company nor any Company Subsidiary is a partner (general or limited), joint venturer or other member or participant in any partnership, joint venture, mining partnership or other unincorporated association.
     3.5 Capital Stock of the Company. The authorized capital stock of the Company consists of 1,500,000 shares of common stock, no par value, of which 1,042,383 shares are issued and outstanding as of the date hereof. All of such shares have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of the preemptive rights of any stockholder. The Seller owns good, valid and marketable title to 1,010,282 shares of the Company Common Stock free and clear of all liens, charges, security interests, encumbrances, and claims of every kind, whether absolute, matured, contingent or otherwise. Thirty Two Thousand One Hundred One (32,101) shares of Company Common Stock are, according to the records of the Company as of June 20, 1994, held by the stockholders, other than Seller, and in the amounts reflected on Schedule 3.5. There are no existing options, warrants, calls or commitments relating to, or any securities or rights convertible into, exercisable for or exchangeable for, any capital stock of the Company or any other arrangements which would require the Company to issue, deliver or sell any shares of its capital stock. In addition, there are no shares of authorized but unissued capital stock reserved for issuance. There are no preemptive rights in effect in respect of the capital stock of the Company. The Company owns all of the authorized, issued, and outstanding stock of each Company Subsidiary.
     3.6 Financial Statements. The Company has delivered to Buyer copies of the Financial Statements and the Interim Balance Sheet. The Financial Statements present fairly the consolidated financial condition, results of operations and cash flows of the Transferred Business, as of the dates, and for the periods indicated. The Interim Balance Sheet fairly presents the consolidated financial condition of the Transferred Business as of the date thereof, except that such statement has given effect to the transactions contemplated by Sections 5.2 and 7.6 hereof.
     3.7    Absence of Changes.  Except as set forth in Schedule
3.7 or as contemplated by this Agreement, including but not limited to Section 5.2 hereof and Schedule 1.26, since March 31, 1994 (the "Balance Sheet Date"), neither the Company nor any Company Subsidiary has:
            (a)  borrowed or agreed to borrow any funds or
     incurred, or become subject to, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business, none of which are materially adverse;
            (b)  paid any obligation or liability (absolute or
     contingent) other than current liabilities reflected in or shown on the Interim Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;
            (c)  sold, transferred or otherwise disposed of, or
     agreed to sell, transfer or otherwise dispose of any of its assets, property or rights, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims, except in the ordinary course of business and consistent with past practice (with the ordinary course of business exception to include, without limitation, entering into or terminating customary coal leases, amendments, and similar agreements);
            (d)  except in the ordinary course of business, and
     consistent with past practice, made or permitted any amendment or termination of any contract, agreement or license to which it is a party or to which it or any of its properties are subject;
            (e)  except for customary increases or adjustments
     granted to its employees in accordance with its past practices, increased the rate of compensation payable or to become payable by it to any of its officers, directors or employees or adopted any new, or made any increase in any, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan with any of its officers, directors or employees or entered into any employment or severance agreement with any of its officers, directors or employees;
            (f)  made any capital expenditures in excess of
     $25,000 or commitment therefor;
            (g)  merged or consolidated with any other
     corporation or entity, or acquired or agreed to acquire any corporation, association, partnership, joint venture or other entity;
            (h)  mortgaged, pledged or subjected to any pledge,
     mortgage, security interest, conditional sales contract or other similar encumbrance any of its assets or properties, other than liens, if any, for current taxes not yet due and payable;
            (i)  suffered any damage, destruction or loss,
     whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its business and operations or suffered any change in its financial condition or in the nature of its business or operations which has had or might have a material adverse effect on its business, operations, assets, properties or prospects;
            (j)  amended or modified, or granted any material
     exception to, its credit criteria for new or existing customers;
            (k)  changed any of the accounting principles
     followed by it or the methods of applying such principles;
            (l)  entered into any agreement required to be
     identified on Schedule 3.12, except agreements for the sale of coal inventory prior to the Closing Date or agreements entered into in the ordinary course of business;
            (m)  entered into any other transaction other than in
     the ordinary course of business; or
            (n)  issued or reacquired any shares of the Company's
     capital stock.
     3.8    Real Property
            (a)  The Company has provided, and will continue to
     provide pursuant to Section 5.7 hereof, Buyer with access to all deeds, leases, bills of sale, documents of title, abstracts, surveys, plats, maps, data and other material in the Company's possession relating to all Real Property.
            (b)  Except for the Unmined Mineral Tax applicable to
     coal properties in the Commonwealth of Kentucky, to the Knowledge of the Company, no portion of the Real Property is subject to or is affected by any special assessment by any governmental authorities, and no such assessment is pending or has been proposed.
            (c)  Except as set forth on Schedule 3.8C, to the
     Knowledge of the Company, the Company and each Company Subsidiary is in compliance in all material respects under each of the leases and subleases to which it is a party which is included in the Real Property; each of such leases and subleases included in the Real Property is in full force and effect, enforceable in accordance with its terms against the respective lessee, sublessee, lessor or sublessor thereunder; and to the Knowledge of the Company there is no existing material default by the Company or any Company Subsidiary under any such lease or sublease.
            (d)  Solely as to matters affecting the title to the
     Real Property, to the Knowledge of the Company, there exists no valid material claim(s) of any person(s) claiming by, through or under the Company or any Company Subsidiary, except as set forth in Schedule 3.8D.
     3.9 Tangible Personal Property. Schedule 3.9A hereto contains a reasonably detailed and complete listing of all the Equipment owned by the Company and the Company Subsidiaries. Except for dispositions or losses in the ordinary course of business since the date of such Schedule 3.9A, at the Closing the Company or the Company Subsidiaries will have good and marketable title to all such Equipment, free and clear of any mortgage, liability, claim, security interest, pledge, charge, agreement, option, lien or encumbrance, other than Permitted Liens.
Schedule 3.9B hereto contains a reasonably detailed and complete list of all Equipment leased by the Company and the Company Subsidiaries. All of the Equipment listed on Schedule 3.9B is held by the Company or the Company Subsidiaries under a valid and enforceable lease.
     3.10 Permits, Licenses and Environmental Compliance. (a) To the Knowledge of the Company, neither it nor any Company Subsidiary has received any notice that it has not obtained any licenses, permits and other authorizations from federal, state, local and other governmental or administrative authorities necessary for the conduct of the business of the Company or the Company Subsidiaries which is currently being conducted or has been conducted at any time since January 1, 1990. Schedule 3.10A contains a correct and complete list of all material Permits (as of the date of preparation thereof). Except as set forth in
Schedule 3.10B and to the Knowledge of the Company, (a) each of the Permits is in full force and effect; (b) the Company and the Company Subsidiaries (or other designated permittee or licensee thereunder) is in compliance in all material respects with the terms, provisions and conditions thereof; and (c) there are no outstanding violations, orders or notices of noncompliance issued by the Federal Mine Safety and Health Administration, Federal Office of Surface Mining, or Commonwealth of Kentucky, or any other violations, penalties, notices of noncompliance, agreements, judgments, consent decrees, agreed orders or administrative actions or proceedings affecting any of the Permits.
     (b)    Except as disclosed in Schedule 3.10B or Schedule
3.13 and to the Knowledge of the Company, since July 10, 1989 the Company has not received any notice of violation, correction order, cessation order, notice of penalty, notice of proposed assessment or other notice from any regulatory authority or third party that the Company or any Company Subsidiary is not in compliance in any material respect(s) with all reclamation activities, waste water treatment, discharge requirements, air pollution abatement, health and safety requirements and environmental responsibilities required to be performed by Company or any Company Subsidiary pursuant to, and in connection with or as a condition to the validity of such permits, licenses and other authorizations or required of Company or any Company Subsidiary pursuant to the Surface Mining Control and Reclamation Act of 1977, as amended, and its Commonwealth of Kentucky counterpart, the Federal Water Pollution Control Act (including NPDES programs), as amended, and its Commonwealth of Kentucky counterpart, the Clean Air Act, as amended, and its Commonwealth of Kentucky counterpart, the Federal Mine Safety and Health Act of 1977, as amended, and its Commonwealth of Kentucky counterpart, the Resource Conservation and Recovery Act of 1976, as amended, and its Commonwealth of Kentucky counterpart, the Toxic Substances Control Act of 1976, as amended, and its Commonwealth of Kentucky counterpart, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and its Commonwealth of Kentucky counterpart, or of any other law, regulation or ordinance respecting the environment or health and safety. Notwithstanding the foregoing, Buyer has been advised that the Company has not conducted an environmental audit of the Real Property with regard to compliance with any referenced act or regulation, or otherwise.
     3.11 Reclamation Bonds. Schedule 3.10A contains an accurate and complete list of all cash (or cash equivalent) and all surety bonds posted by and/or for the benefit of the Company and the Company Subsidiaries to secure the performance of their respective reclamation or other obligations pursuant to, in connection with or as a condition of, the Permits.
     3.12 Contracts, Agreements, etc. Schedule 3.12 contains a correct and complete list of the following contracts, agreements, or arrangements to which the Company or the Company Subsidiaries are a party:
            (a)  notes, mortgages, indentures, loan or credit
     agreements, equipment lease agreements having a noncancellable term of not less than one year and annual rental payments of not less than $25,000, security agreements each of which secures indebtedness of not less than $25,000, and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to the Company or any Company Subsidiary, in each case creating an actual or potential obligation of the Company or any Company Subsidiary of not less than $25,000, or commitments to enter into any such agreements or commitments;
            (b)  management consulting, deferred compensation,
     and employment agreements and binding agreements or commitments to enter into the same;
            (c)  coal sales agreements, purchase orders, contract
     bids or other agreements and commitments to sell or offer to sell coal, or to purchase or offer to purchase coal;
            (d)  coal sales agency agreements or commitments
     authorizing any person to act as agent for the purchase or sale of coal or to otherwise represent the Company or any Company Subsidiary in connection with the purchase or sale of coal;
            (e)  contract mining agreements, whether as contract
     miner or owner/employer;
            (f)  processing, storage, loading or transloading
     agreements or other agreements or commitments pursuant to which the Company or any Company Subsidiary utilizes or is obligated to utilize or permits others to utilize any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train loading facility, barge loading facility or other installation or facility owned, leased or used by it to process, wash, crush, grade, screen, store, load, transload or ship coal;
            (g)  agreements relating to the transportation and
     movement of coal mined or sold by the Company or any Company Subsidiary or agreements or commitments for any rates, tariffs or other charges applicable to such transportation or movement;
            (h)  agreements to pay any overriding royalty,
     finder's fee, commission or other compensation or consideration or to pay any person in connection with or related to the identification, purchase, sale, leasing or other acquisition of any real property, equipment, machinery, personal property, lease, contract, opportunity, permit, license, authorization or other right or asset, tangible or intangible, of the Company or any Company Subsidiary;
            (i)  option, purchase and sale or lease agreements
     involving any real property, equipment, machinery, personal property or other asset, tangible or intangible, involving amounts payable by or to the Company or any Company Subsidiary of $25,000 or more;
            (j)  agreements and purchase orders entered into or
     issued in the ordinary course of business for the purchase or sale of goods (other than coal), services, supplies or capital assets requiring aggregate future payments by the Company or any Company Subsidiary of more than $25,000;
            (k)  joint venture or other agreements involving the
     sharing of profits or losses;
            (l)  contracts or agreements with the Seller, the
     Parent or any subsidiary or affiliate of either, or any director or officer of the Seller, the Parent or any subsidiary or affiliate of either, or any person who is an immediate relative of any such person, or any combination of such persons;
            (m)  outstanding powers of attorney empowering any
     person, company or other organization to act on behalf of the Company or any Company Subsidiary;
            (n)  outstanding guarantees, subordination
     agreements, indemnity agreements and other similar types of agreements, whether or not entered into in the ordinary course of business, which the Company or any Company Subsidiary is or may become liable for or obligated to discharge, or any asset of the Company or any Company Subsidiary is or may become subject to the satisfaction of, any indebtedness, obligation, performance or undertaking of any other person, except for indemnification agreements contained in any of the instruments listed in the Schedules hereto and except for any of the foregoing in which in each case the aggregate obligation of the Company or any Company Subsidiary thereunder is less than $25,000;
            (o)  contracts, orders, decrees or judgments
     preventing or restricting the Company or any Company Subsidiary from carrying on business in any location;
            (p)  agreements, contracts or commitments relating to
     the acquisition by the Company or any Company Subsidiary of the outstanding capital stock or equity interest of any business enterprise; and
            (q)  contracts, commitments or obligations not made
     in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $25,000 or otherwise material to the business or operations of the Company or any Company Subsidiary.
The Company has provided, and will continue to provide pursuant to Section 5.7 hereof, Buyer with access to true and complete copies of all Contracts, including all amendments, modifications, waivers and elections applicable thereto.
     Except as set forth in Schedule 3.12, as to the Company and each Company Subsidiary, such Contracts are valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights), and are in full force and effect. Except as disclosed in Schedule 3.12, there is not under any such Contract, any existing material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default), by the Company or any Company Subsidiary with respect thereto. The Company has not received written notice from any third party contesting the enforceability of any Contract.
     3.13 Litigation. Except as set forth on Schedule(s) 3.13 and 3.10B, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of the Company, threatened or contemplated, against or affecting the Company, any Company Subsidiary, any of their respective property or assets or the Company's Common Stock or the transactions contemplated by this Agreement.
     Except as disclosed on Schedule 3.8D or Schedule 3.13, to the Knowledge of the Company, there are no existing claims by or disputes with persons or entities owning or occupying lands or realty adjoining or near any of the Real Property regarding operations by the Company or any Company Subsidiary, regarding the location of boundary lines, encroachments, subsidence, blasting damage, transportation of coal or any other similar matter.
     3.14 Insurance. Attached hereto as Schedule 3.14 is a list of all insurance policies held by the Company and each Company Subsidiary now in force (including, without limitation, comprehensive general liability, personal liability, automobile, fire and lightning, workers' compensation, black lung and fidelity bond coverage), showing for each the current premiums, policy limits and coverages and the expiration dates of each such policy. The premiums due thereon have been timely paid.
     3.15   Employee Benefits.
            (a)  Except as otherwise described in Schedule 3.15:
                 (i) As to each Employee Benefit Plan which is a "pension plan" (within the meaning of ERISA section 3(2) but not including a "multi-employer plan" within the meaning of Section 3(37) of ERISA) (a "Pension Plan"), the plan is expected to be qualified under section 401(a) of the Code and complies in all material respects with ERISA.
                 (ii) A determination letter has been received from the Internal Revenue Service (or an application for such determination letter is currently pending or will be filed with the Internal Revenue Service on or before the end of the remedial amendment period under Section 401(b) of the Code) with respect to each Pension Plan. No Pension Plan has been amended in a manner that would adversely affect its qualification under Code section 401(c) or materially increase its costs.
                 (iii)  No Pension Plan and no "pension plan"
                        (within the meaning of ERISA section 3(2) but not including a "multi-employer plan" within the meaning of ERISA section 3(37)) maintained by an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, as defined in section 302(a)(2) of ERISA; no waiver of the minimum funding standard has been requested; and all required contributions have been made on a timely basis in accordance with Code section 412.
                 (iv) No "reportable event" within the meaning of section 4043(b) of ERISA has occurred with respect to any Pension Plan.
                 (v)    With respect to each Pension Plan and
                        each "pension plan" (within the meaning
                        of ERISA section 3(2) but not including a "multi-employer plan" within the meaning of ERISA section 3(37)) maintained by an ERISA Affiliate, no notice of intent to terminate any plan that is subject to Subtitle B of Title IV of ERISA has been provided to participants or filed with the Pension Benefit Guaranty Corporation ("PBGC") under section 4041 of ERISA, nor has the PBGC instituted any proceeding under section 4042 of ERISA to terminate any such plan. There has not been any termination or partial termination of any such Pension Plan within the meaning of Code section 411(d)(3).
                 (vi)   Neither the Company nor any ERISA
                        Affiliate has engaged in a "prohibited
                        transaction" within the meaning of
                        Section 4975 of the Code or Section 406
                        of ERISA that was not exempt pursuant to a statutory or regulatory exemption.
                 (vii)  Each Employee Benefit Plan has been
                        administered in accordance with its
                        governing documents and in material
                        compliance with all applicable Law, and
                        neither the Company nor any ERISA
                        Affiliate is liable for tax under Section
                        4980B of the Code.
                 (viii) Other than employee claims for benefits
                        made in the ordinary course, to the
                        Knowledge of the Company there are no
                        pending claims, investigations or causes of action with respect to the qualification or administration of any such Employee Benefit Plan and, to the Knowledge of the Company, no such claims are planned or threatened against any Employee Benefit Plan or fiduciary of any such plan by any participant, beneficiary or governmental agency.
            (b)  Neither the Company nor any Company Subsidiary
     has contributed to any "multi-employer plan," as defined in
     Section 3(37) of ERISA and Section 414(f) of the Code, and neither the Company nor any Company Subsidiary is under any obligation to contribute to any such plan. Except as disclosed on Schedule 3.15, neither the Company nor any ERISA Affiliate has been assessed any withdrawal liability to any "multi-employer plan", as defined above, that has not been satisfied in full.
            (c)  Each Employee Benefit Plan is listed on Schedule
     3.15. To the Knowledge of the Company, except as set forth in Article VII hereof neither the Company nor any Company Subsidiary has made, nor will it or any of its employees or representatives make prior to the Effective Date, any representation to or agreement with any of their respective employees (whether written or oral) with respect to the continuation of any benefits beyond the Effective Date under any of the Employee Benefit Plans. Except as required by
     Section 4980B of the Code, the Employee Benefit Plans that provide life or medical benefits for retirees or former employees may be prospectively amended or terminated without material liability to the Company or a Company Subsidiary.
            (d)  The Company has heretofore delivered or will
     deliver to Buyer prior to the Closing Date true and correct copies of the following with respect to each such Employee Benefit Plan and all amendments thereto to the date hereof. In addition, the Company will, during regular business hours prior to the Closing Date, allow Buyer to review true and correct copies of the following with respect to each Employee Benefit Plan:
                 (i)    A copy of each trust agreement
                        pertaining to the Employee Benefit Plan
                        (including a copy of any applicable
                        collective investment trust) and all
                        amendments to such documents adopted
                        prior to the date hereof.
                 (ii) The two most recent actuarial valuation reports for the Employee Benefit Plan of the Company for which an actuarial valuation report is required to be prepared.
                 (iii)  Copies of any correspondence with the
                        Employee Benefit Plan's actuaries or
                        accountants regarding actuarial
                        assumptions or errors in connection with the preparation of actuarial reports, materials filed with the Internal Revenue Service or the Department of Labor or the administration of the Plan.
                 (iv)   The two most recent Internal Revenue
                        Service Forms 5500 including all
                        schedules and related certificates or
                        reports, filed with respect to the
                        Employee Benefit Plans of the Company.
                 (v) A copy of the most recent summary plan description prepared with respect to the Employee Benefit Plans and copies of any employee handbooks or other descriptive materials supplied to employees or retirees concerning employee benefits.
     3.16 Employment Matters. Neither the Company nor any Company Subsidiary is a party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other employee group, nor is any employee of the Company or any Company Subsidiary represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of the Company or any Company Subsidiary. Except as set forth on Schedule 3.16 hereto, to the Knowledge of the Company, there are no formal union organizational campaigns or representation proceedings underway or formally threatened with respect to any employees of the Company or any Company Subsidiary nor are there any existing or threatened labor strikes, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting any employee of the Company or any Company Subsidiary, or affecting operations at or deliveries to any mine or other facility of the Company or any Company Subsidiary. To the Knowledge of the Company, the Company and each Company Subsidiary has been and is in material compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours.
     3.17 Taxes. Except as set forth in Schedule 3.17 hereto or as otherwise provided in this Section 3.17:
            (a)  the Parent, the Seller or the Company has filed
     or caused to be filed in a timely manner all tax returns and reports required to have been filed by or for the Company and each Company Subsidiary on or before the Effective Date and there is no examination by any taxing authority in progress with respect to the foregoing;
            (b)  all tax returns filed by the Company and each
     Company Subsidiary were true and correct in all material respects when filed and, to the Company's knowledge, no event has occurred that would require the filing of an amended or corrected return;
            (c)  the Company has paid or made adequate provision
     for all taxes (including, without limitation, withholding taxes), additions to tax, interest, and penalties that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment made with respect thereto; and
            (d)  neither the Company nor any Company Subsidiary
     has granted (or is subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to the Company or any Company Subsidiary by a taxing authority.
     Notwithstanding the foregoing, the Company is under no obligation to set forth in Schedule 3.17 any item for which indemnity is provided by the Parent in Section 7.3 of this Agreement, nor shall any provision of this Section 3.17 apply to any matter for which indemnity is provided by the Parent in
Section 7.3.
     3.18 Mining and Geological Information. The Company has provided Buyer with a copy of the reserve audit prepared by John T. Boyd & Co. dated March 14, 1994. The Company expressly disclaims any warranty to Buyer or any other party in regard to the accuracy, validity, completeness, quality, or otherwise, in connection with the Boyd report. The Company has provided, and will continue to provide pursuant to Section 5.7 hereof, Buyer with access to all geological data, reserve data, mine maps, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other information, maps, reports and data in the possession of the Company relating to or affecting the coal reserves, coal ownership, coal leases to the Company, coal leases from the Company to third parties, mining conditions, mines, and mining plans of the Company as prepared and utilized by the Company in its day to day operations (collectively the "Mining Data").
BUYER ACCEPTS THE COMPANY'S RESERVES IN OR UNDER THE REAL PROPERTY, AS IS, WHERE IS, TOGETHER WITH THE MINING DATA, FREE OF ANY WARRANTY (EXPRESS OR IMPLIED) WITH REGARD TO THE MINEABILITY, WASHABILITY, VOLUME, LOCATION, OR QUANTITY OR QUALITY OF ANY MINERAL RESERVE (INCLUDING, WITHOUT LIMITATION, COAL, OIL AND
GAS).
     3.19   Transactions With Affiliates.  Except as set forth in
Schedule 3.19, or as contemplated by this Agreement, since
March 31, 1994, neither the Company nor any Company Subsidiary has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company or any Company Subsidiary), any employee of the Company, any Company Subsidiary, the Seller, the Parent or any person, firm or corporation that directly or indirectly controls, is con-trolled by or is under common control with the Parent (collectively, an "Affiliate"). Except as set forth in
Schedule 3.12, (a) the Contracts do not include any obligation or commitment between the Company or any Company Subsidiary and any Affiliate, and (b) the assets of the Company or any Company Subsidiaries do not include any receivable or other obligation or commitment from an Affiliate to the Company.
     3.20 No Broker. The Company has not had any dealings, negotiations or communications with nor retained any broker or other intermediary in connection with the transactions contemplated by this Agreement and is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the conveyance of Company Common Stock, other than Goldman, Sachs & Co., whose fees are included in the Retained Liabilities.
     3.21 Bank Accounts. Schedule 3.21 sets forth all of the Company's bank accounts and all persons who are authorized as signatories thereon.
     3.22 Intellectual Property. Schedule 3.22 sets forth all patents, copyrights, trademarks and licenses, registered or unregistered, owed by the Company.
     3.23 Hazardous Material. To the Knowledge of the Company, since July 10, 1989 the Company has not caused or permitted any Hazardous Material to be disposed on any of the Real Property and there are no claims, pending or threatened, against the Company with respect to the presence or discharge of Hazardous Materials. For purposes of this Section 3.23, Hazardous Materials shall mean a "Hazardous Substance" or "Waste" as defined in the Comprehensive Environmental Response Compensation and Liability Act or the Resource Conversation Recovery Act, and petroleum crude oil or fraction thereof.
     3.24 Disclosure. To the Knowledge of the Company, this Agreement, including the exhibits and schedules hereto, does not contain any untrue statement of a material fact.
     3.25 Beneficiaries of UMWA Benefit Fund. Schedule 1.39 sets forth a true and correct list of the beneficiaries of the UMWA Benefit Fund that have been assigned to the Company pursuant to the Coal Industry Retiree Health Benefit Act of 1992.

                           ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE SUBSIDIARY
     The Buyer and the Subsidiary each hereby represent and warrant to the Company that:
     4.1 Organization. Each of the Buyer and the Subsidiary is a corporation, duly incorporated, validly existing and in good standing under the laws of Tennessee and West Virginia, respectively, and each has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.
     4.2 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (i) materially conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance under or pursuant to, any provision of the Buyer's or Subsidiary's Articles or Certificate of Incorporation or Bylaws or of any franchise, mortgage, deed of trust, lease, license, instrument, agreement, consent, approval, waiver or understanding (in each case, whether written or oral), any Law, or any finding, order, judgment, writ, injunction or decree to which Buyer or Subsidiary is a party or by which Buyer, Subsidiary, or their respective assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any federal, state or local governmental body or authority, regulatory agency, court, or any other person or entity, except notices and approvals required under the HSR Act and the filing of the Articles of Merger with the West Virginia Secretary of State.
     4.3 Authorization. Each of the Buyer and the Subsidiary has full power and authority to enter into, deliver and perform this Agreement, and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. The Buyer's and the Subsidiary's execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and all agreements or instruments executed by the Buyer and the Subsidiary in connection herewith or delivered by the Buyer and the Subsidiary pursuant hereto have been duly executed and delivered by the Buyer and the Subsidiary, as the case may be, and this Agreement and all agreements and instruments executed by the Buyer and the Subsidiary in connection herewith or delivered by the Buyer or the Subsidiary pursuant hereto constitute the Buyer's or the Subsidiary's legal, valid and binding obligation, as the case may be, enforceable in accordance with their respective terms.
     4.4 No Broker. Neither the Buyer nor the Subsidiary has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement and is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the Merger.
     4.5 Buyer's Due Diligence. As of the date of this Agreement, to the Knowledge of Buyer, there is no fact that makes any representation or warranty set forth in Article III hereof untrue or incorrect.

                            ARTICLE V
               CERTAIN MATTERS PENDING THE MERGER
     5.1 Carry on in Regular Course. Except as provided in this Agreement, the Company and each Company Subsidiary shall carry on its respective business in the ordinary course and substantially in the same manner as heretofore carried on and use its reasonable best efforts to preserve its respective properties, business, present insurance and relationships with its respective suppliers and customers. The Company will advise Buyer and the Subsidiary promptly in writing of any material adverse change in the financial condition or business of the Company and the Company Subsidiaries considered as a whole.
     5.2 Distributions; Assignment of Retained Liabilities. Notwithstanding the provisions of Section 5.1 hereof but subject to satisfaction of the conditions set forth in subsection 6.2(g) hereof, between the date hereof and the Closing Date the Company may (i) make such distributions to its Shareholders, including its regularly scheduled quarterly dividends as well as any special dividends, as the Company determines in its sole discretion, (ii) make such payments to the Seller and the Parent as may be necessary to settle all intercompany accounts and (iii) pay the Seller $9,241,000 for assuming the Retained Liabilities pursuant to the Assignment and Assumption Agreement.
     5.3 Indebtedness. Without the prior written consent of the Buyer and the Subsidiary, neither the Company nor any Company Subsidiary shall (a) create, incur or assume any indebtedness for borrowed money, (b) mortgage, pledge or otherwise encumber any of its properties or assets, except for Permitted Liens or (c) create or assume any other indebtedness except accounts payable and other liabilities incurred in the ordinary course of business.
     5.4    Issuance of Stock.   Neither the Company nor any
Company Subsidiary shall issue any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock of any class or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class.
     5.5 Compensation. Neither the Company nor any Company Subsidiary shall grant any increases, except for increases in the ordinary course of the Company's business, in the rate of pay of any of their respective employees. The Company shall not institute any new employee benefit plan or program.
     5.6 Compliance with Law. The Company and each Company Subsidiary shall comply in all material respects with all applicable Law and with all orders of any court or of any federal, state, municipal or other governmental department, non-compliance with which could cause a material adverse change in the assets or properties of the Company or any Company Subsidiary or a material impairment to the business of the Company or any Company Subsidiary.
     5.7 Access to Information. At the Buyer's and the Subsidiary's expense, the Buyer, the Subsidiary and their authorized agents, officers and representatives, including but not limited to Buyer's lenders, for the purpose of confirming the Company's representations and warranties contained in
Article III, (i) shall have reasonable access to the properties (including mine sites), books, records, contracts, information and documents of the Company and (ii) shall have the right to contact the Company's major lessees; provided, however, that such examinations and investigations: (a) shall be conducted during the Company's normal business hours; and (b) shall not unreasonably interfere with the Company's or such lessees' operations and activities. The Company shall cooperate in all reasonable respects with the Buyer's examinations and investigations.
     5.8 Cooperation; Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law (including, without limitation, the WVCA), to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, all filings and other actions required under the HSR Act. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. The Seller, the Company, the Buyer and the Subsidiary will execute any additional instruments necessary to consummate the transactions contemplated hereby.
     5.9 Consents. The Seller, the Company, the Buyer and the Subsidiary each will use its reasonable best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.
     5.10 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company and to the general public and the press relating to the transactions covered by this Agreement and the Plan of Merger shall be made only at such times and in such manner as may be mutually agreed upon by the Seller and the Buyer; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Law or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives notice to the other parties hereto of its intention to make such public announcement; and provided further that the Proxy Statement, notice to Shareholders of the Special Meeting and any related material shall not be subject to the provisions of this
Section 5.10.
     5.11 Confidentiality. Notwithstanding any other provision of this Agreement to the contrary, the Buyer and the Subsidiary agree that unless and until the transactions contemplated herein are consummated, the Buyer and the Subsidiary shall remain subject to all of the terms and conditions of the Confidentiality Agreement, dated February 10, 1994, between the Parent and the Buyer, the terms of which Confidentiality Agreement are incorporated herein by reference; provided, however, the provisions of the Confidentiality Agreement shall be waived as and to the extent necessary to permit public announcements to the extent provided in Section 5.10 hereof.
     5.12 No Solicitation. Neither the Parent nor the Company shall, after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1 hereof, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, the Company or any business combination with the Company (a "Competing Transaction") or, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.
     5.13 Articles and Bylaws. The Company shall not amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation.
     5.14 Buyer's Conduct of Business. Between the date hereof and the Effective Date, the Buyer shall conduct its business with the Company, including the payment of Buyer's accounts payable to the Company, in a manner consistent with its practices in effect on the date hereof.
     5.15 Assignment and Assumption Agreement. On or before the Closing Date, Seller and the Company shall execute and deliver the Assignment and Assumption Agreement.
     5.16 Copy of Proxy Statement. Promptly following the mailing of the Proxy Statement to the Company's stockholders, the Company will provide the Buyer with a copy of the Proxy Statement.
     5.17 Buyer's Financing. On or before the Closing Date, the Buyer shall obtain such financing as it requires to consummate the transactions contemplated by this Agreement.

                           ARTICLE VI
       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER
     6.1 Conditions Precedent to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:
            (a) the Plan of Merger shall have been adopted by the affirmative vote of the holders of the Company's Common Stock on the record date for the Special Meeting by the requisite vote in accordance with the WVCA;
            (b) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States governmental authority which prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed;
            (c)  all applicable requirements under state
     securities or takeover laws shall have been satisfied;
            (d) all applicable waiting periods under the HSR Act shall have expired or terminated, and neither the Federal Trade Commission nor the Department of Justice shall have instituted, or threatened to institute, either before or after the expiration of such waiting period, a proceeding concerning this Agreement or the consummation of the transactions contemplated hereby; and
            (e) the Seller and the Company shall have executed and delivered the Assignment and Assumption Agreement and pursuant thereto the Retained Liabilities shall have been assumed by the Seller.
     6.2 Conditions Precedent to Obligations of the Buyer and the Subsidiary. The obligations of the Buyer and the Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:
            (a) there shall have occurred no material adverse change in the financial condition or results of operations of the Company from the Balance Sheet Date to the Effective Date;
            (b) the representations and warranties of the Company contained in Article III shall be true and correct in all material respects when made and at and as of the Effective Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein); provided, however, it shall not be a condition to the obligations of the Buyer and the Subsidiary to consummate the Merger that any such representation or warranty be true and correct at the Effective Date if, to the Knowledge of Buyer on the date of this Agreement, there was any fact that made any such representation or warranty not true and correct.
            (c) the Company shall, in all material respects, have performed all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it on or before the Effective Date;
            (d) the Buyer and the Subsidiary shall have received the Company's Closing Certificate;
            (e) all proceedings, corporate or other, to be taken by the Company in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and the Buyer's counsel;
            (f) the Buyer and the Subsidiary shall have received the Opinion of Company's Counsel;
            (g) the Closing Date Balance Sheet shall have been delivered to Buyer and shall reflect the Net Assets of the Transferred Business (determined in accordance with the accounting policies described in Schedule 1.26) as of the Closing Date, after giving effect to the payments and other transactions made or to be made pursuant to Sections 5.2 and
     7.6 hereof, is not less than $7,000,000; for purposes of this Section 6.2(g) "Net Assets of the Transferred Business" shall mean the excess of the total assets of the Company and the Company Subsidiaries over their liabilities as of the Closing Date, determined on a consolidated basis in a manner consistent with the Interim Balance Sheet and in accordance with the policies set forth in Schedule 1.26.
            (h) the officers and directors of the Company and each Company Subsidiary shall have submitted their resignations in writing effective as of the Closing Date;
            (i) Buyer shall have received a written release from the executive officers and directors of the Company and from the Seller and the Parent that releases Buyer and the Company from all claims, known or unknown, contingent or direct, arising on or prior to the Closing Date, other than any claims arising pursuant to this Agreement; and
            (j)  no action, investigation, inquiry or
     administrative proceeding by any administrative agency or governmental body shall have been instituted which seeks to enjoin the consummation of the Merger.
     6.3 Conditions Precedent to Obligations of the Company and the Seller. The obligation of the Company and the Seller to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:
            (a) the representations and warranties of the Buyer and the Subsidiary contained in Article IV shall be true and correct in all material respects when made and at and as of the Effective Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);
            (b) each of the Buyer and the Subsidiary shall, in all material respects, have performed all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it on or before the Effective Date;
            (c)  the Company shall have received the Buyer's
     Closing Certificate;
            (d) all proceedings, corporate or other, to be taken by the Buyer and the Subsidiary in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and the Company's counsel;
            (e) all actions required of the Buyer to cause the Parent and the Seller to be relieved, released or reimbursed for all financial commitments, guaranties, collateral agreements, surety bonds, or similar undertakings the Seller or Parent has provided to the Company (on a direct or indirect basis) which are listed on Schedule 3.10A and remain outstanding as of the Closing Date have been taken and no further action other than ministerial or regulatory action by the Kentucky Cabinet or the passage of time are required to accomplish the foregoing, and Buyer's counsel, Wyatt, Tarrant & Combs, shall have delivered an opinion as to the foregoing;
            (f) the Company shall have received the Opinion of Buyer's counsel;
            (g) the Company shall have received from Buyer's independent auditors, Price Waterhouse, a certification that the Buyer's tangible consolidated net worth (determined in accordance with generally accepted accounting principles) as of December 31, 1993 was not less than $17,750,000 and Buyer's chief financial officer shall provide a similar certification as of June 30, 1994; and
            (h)  no action, investigation, inquiry or
     administrative proceeding by any administrative agency or governmental body shall have been instituted, which seeks to enjoin the consummation of the Merger.

                           ARTICLE VII
                      ADDITIONAL COVENANTS
            7.1  Continuing Employment.  Schedule 7.1 sets forth
all current employees of the Company. At least three business days prior to the Closing Date the Buyer shall provide the Seller and the Company with a list of those employees that Buyer wishes to retain following the Closing (the "Continuing Employees").
All employees of the Company, other than Continuing Employees, shall be terminated prior to the Closing and Seller shall be responsible for all obligations of the Company to such terminated employees.
     7.2    Employee Benefit Plan Matters.
            (a)  Welfare Plans.
                 (i)    Continuing Employees.
                        (1)  For purposes hereof, the term
"Parent's Welfare Plan" means an employee welfare benefit plan or plans (as defined in section 3(1) of ERISA) maintained or contributed to by the Parent and which cover employees of the Company prior to the Closing Date. Parent and Parent's Welfare Plans will remain responsible for administering and paying claims incurred under Parent's Welfare Plans by all of the Company's employees prior to the Closing Date. Buyer and Buyer's Welfare Plans (as defined below) will be responsible for administering and paying claims incurred under Buyer's Welfare Plans on and after the Closing Date by the Continuing Employees who are employed by Buyer or an affiliate of Buyer on or after the Closing Date and are covered by one or more of Buyer's Welfare Plans, as applicable. For purposes of this paragraph, a claim will be deemed to have been incurred on the date the medical service or medical supply is received by the Continuing Employee.
                        (2)  For purposes hereof, the term
"Buyer's Welfare Plan" means an employee welfare benefit plan or plans (as defined in section 3(1) of ERISA) maintained or contributed to by Buyer or an affiliate of Buyer and which cover Continuing Employees on and after the Closing Date. Buyer agrees that the Continuing Employees shall be permitted to participate in Buyer's Welfare Plans effective on the Closing Date. Buyer's Welfare Plans will provide benefits to the Continuing Employees which in the aggregate are approximately equal to the benefits provided to similarly situated salaried or hourly employees of Buyer and its affiliates, as applicable. Continuing employees shall be covered by Buyer's Welfare Plans according to the terms and conditions thereof. To the extent that Continuing Employees have satisfied any internal limits, deductibles or co-payment requirements under the Company's welfare plans for the calendar year that includes the Closing Date, such amounts will be credited toward the satisfaction of any such requirements under Buyer's Welfare Plans.
                 (ii)   Dependents and Beneficiaries.
Responsibility for welfare benefits of the dependents and beneficiaries of Continuing Employees will be allocated in the same manner as responsibility for the welfare benefits of such Continuing Employees.
            (b)  Pension Plans.  Buyer agrees that the Continuing
Employees shall be permitted to participate in the employee pension benefit plans, if any, (as defined in section 3(2) of ERISA) maintained or contributed to by Buyer or an affiliate of Buyer ("Buyer's Pension Plans") that are available to similarly situated salaried or hourly employees, as applicable, of Buyer and its affiliates. The Parent covenants and agrees to administer the current retirement and pension plans covering the Company's employees (the "Retirement Plan") after the Effective Date for the benefits accrued on or prior to the Effective Date. The Buyer agrees to cooperate with the Parent in providing such information as may be necessary to administer the Retirement Plan.
            (c)  Service Credit.  To the extent that service is
recognized under the Employee Benefit Plans as of the Closing, each Continuing Employee's service with the Company and its ERISA Affiliates will be recognized as service with the Buyer and its affiliates under the Buyer's Pension Plans, if any, and the Buyer's Welfare Plans and for purposes of vacation, service awards, and any other employee or fringe benefit plan or program of the Buyer and its affiliates. The preceding sentence shall not apply, and no such service credit shall be recognized, for benefit accrual purposes under Buyer's Pension Plans, if any.
            (d)  Nothing in this Section 7.2 expressed or implied
shall limit Buyer's right to terminate the employment of any Continuing Employees at any time, or to modify, amend or eliminate any of Buyer's Welfare Plans, Buyer's Pension Plans or any other employee benefit plans or program maintained or established by Buyer.
            (e)  Nothing in this Section 7.2 expressed or implied
shall require Parent, Seller or Parent's Welfare Plans to assume any liabilities under the Coal Industry Retiree Health Benefit Act of 1992 that is not a Retained Liability.
     7.3    Income Tax Matters.
            (a)  Federal Income Taxes in General.  The income and
     other tax items of the Company and each Company Subsidiary for periods ending on or before the Effective Date shall be included in the consolidated federal income tax return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Parent is a member (the "Parent Group"). Except as otherwise provided in this Section 7.3, the Parent shall be responsible for and shall hold the Buyer, the Company, and each Company Subsidiary harmless from any federal income taxes of the Company or a Company Subsidiary not heretofore paid and shall be entitled to any reductions in taxes or refunds (including interest) not heretofore received for taxable periods of such affiliated group ending before or including the Effective Date. If the Buyer, the Company, or a Company Subsidiary receives any such refund, the Buyer shall promptly pay (or cause the Company or the Company Subsidiary to pay) the entire amount of the refund (including interest) to the Parent.
            The Buyer and the Company shall be responsible for
     and shall hold the Parent and all other members of the Parent Group harmless from all federal income taxes of the Company and each Company Subsidiary for any taxable period beginning on or after the Effective Date and for all federal income taxes resulting from any action taken without the Parent's written consent by the Buyer, the Company, or a Company Subsidiary after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date). The Buyer and the Company shall be entitled to all refunds of such taxes (including interest).
            (b)  State Income Taxes in General.  For purposes of
     this Agreement, the term "state income tax" means any tax, imposed by a state in the United States, that is based on or measured by net income. The Parent shall be responsible for preparing and filing the state income tax returns of the Company and each Company Subsidiary for taxable periods ending on or before the Effective Date. Except as otherwise provided in this Section 7.3, the Parent shall hold the Buyer, the Company, and each Company Subsidiary harmless from any state income taxes not heretofore paid and shall be entitled to any reductions in taxes or refunds (including interest) not heretofore received for such taxable periods. If the Buyer, the Company, or a Company Subsidiary receives any such refund, the Buyer shall promptly pay (or cause the Company or the Company Subsidiary to pay) the entire amount of such refund (including interest) to the Parent.
            The Buyer and the Company shall be responsible for
     and shall hold the Parent and all other members of the Parent Group harmless from all state income taxes of the Company and each Company Subsidiary for any taxable period beginning on or after the Effective Date and for all state income taxes resulting from any action taken without the Parent's written consent by the Buyer, the Company, or a Company Subsidiary after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date). The Buyer and the Company shall be entitled to all refunds of such taxes (including interest).
            If the Company or a Company Subsidiary is required to
     file any state income tax return for a taxable period covering days before and after the Effective Date, the Buyer shall cause such return to be filed and shall be responsible for the payment of any tax for such period. However, the Seller shall pay to the Buyer, as an adjustment to the Merger Consideration paid to the Seller, the amount by which the state income tax attributable to the period through the Effective Date (excluding any tax for which the Buyer and the Company are responsible pursuant to the preceding paragraph) exceeds the sum of the amount of such tax paid on or before the Effective Date plus the amount of such tax reflected on the Closing Date Balance Sheet. The tax attributable to the period through the Effective Date shall be determined (i) as if that period were a separate taxable year and (ii) except as otherwise required by Law, by using the tax accounting methods and tax elections used by the Company or the Company Subsidiary before the Closing Date. In no event, however, shall the tax attributable to the period through the Effective Date exceed the amount of tax actually payable by the Company or the Company Subsidiary for the entire taxable period. The Parent shall compute the amount of the Company's or the Company Subsidiary's tax attributable to the period through the Effective Date (excluding any tax for which the Buyer and the Company are responsible pursuant to the preceding paragraph) and shall notify the Buyer of such amount in writing no later than 90 days after the Effective Date. The Buyer shall notify the Parent in writing of the amount of tax for the entire taxable period at least 30 days before the due date for the filing of the Company's or the Company Subsidiary's state income tax return for the entire period. Within 30 days after the date of such notification by the Buyer, the Seller shall pay to the Buyer the excess of (a) the lesser of (i) the amount of tax determined by the Parent as attributable to the portion of the period through the Effective Date or
     (ii) the amount of tax determined by the Buyer as payable for the entire taxable period, over (b) the sum of the amount of the tax for the taxable period paid on or before the Effective Date plus the amount of such tax reflected on the Closing Date Balance Sheet. If the Parent or the Buyer disagrees with the other's computation of any such amount, the Parent and the Buyer shall proceed in good faith to determine the correct amount, and the Seller's payment to the Buyer shall be due on the later of (i) the time specified in the immediately preceding sentence and (ii) 10 days after the Parent and the Buyer agree to the amount payable.
            (c)  Taxes Resulting From Section 338 Elections.
     Notwithstanding any other provision of this Agreement, the parties agree that, if the Buyer makes or is deemed to have made an election under Section 338 of the Code with respect to the Buyer's acquisition of the Company, the Buyer shall prepare and file the returns for, shall pay and be responsible for, and shall indemnify and hold the Parent and all other members of the Parent Group harmless from any taxes resulting from the election.
            (d)  Cooperation.  The Buyer agrees to cooperate and
     to cause the Company and each Company Subsidiary to cooperate with the Parent to the extent reasonably required after the Effective Date in connection with (i) the filing, amendment, preparation, and execution of all federal and state income tax returns and documents with respect to any taxable period of the Company or a Company Subsidiary ending on or before the Effective Date, (ii) contests concerning the federal or state income tax due for any such period, and
     (iii) audits and other proceedings conducted by income tax authorities with respect to any such period. Within a reasonable time (but not more than 10 days) after the Buyer, the Company, or a Company Subsidiary receives official notice of any such contest, audit, or other proceeding, the Buyer shall notify or cause the Company or the Company Subsidiary to notify the Parent in writing of such contest, audit, or other proceeding. In any case where the Company or a Company Subsidiary is responsible under applicable law for the defense of such contest, audit, or other proceeding, the Parent shall have the right to conduct the defense at its expense, whether such contest, audit, or other proceeding commenced before or commences after the Effective Date. Notwithstanding the Parent's obligations under the preceding provisions of this Section 7.3, the Parent shall have no obligation to pay, indemnify or hold the Buyer, the Company, or a Company Subsidiary harmless from any tax imposed or assessed as a result of (i) the failure of the Buyer, the Company, or a Company Subsidiary to notify the Parent as required by this paragraph, if such failure adversely affects the Parent's ability to respond adequately in a timely manner to the notice of contest, audit, or other proceeding, or (ii) any action taken by the Buyer, the Company, or a Company Subsidiary with respect to any contest, audit, or other proceeding without the Parent's written consent. The amount of any income tax indemnification otherwise payable by the Parent under this Agreement shall be reduced by the amount or, in the case of a tax benefit to be realized subsequently, the then-present value of any federal or state income tax benefit to the Buyer, the Company, or a Company Subsidiary resulting from any adjustment to or change in any tax item relating to the Company or a Company Subsidiary for any taxable period ending before or including the Effective Date. Such present value shall be based on a discount rate of 5% per annum.
            The Parent agrees to make available to the Buyer, the
     Company, and each Company Subsidiary records in the custody of the Parent or of any member of the Parent Group, to furnish other information, and otherwise to cooperate to the extent reasonably required for the filing of federal and state income tax returns and other documents relating to the Company or a Company Subsidiary for any taxable period ending after the Effective Date. However, no loss, credit, or other item of the Company or a Company Subsidiary may be carried back without the Parent's written consent, which the Parent may withhold in its absolute discretion, to a taxable period for which the Company or the Company Subsidiary and the Parent or any other member of the Parent Group filed a consolidated, unitary, or combined return.
            The Parent agrees to cooperate with the Buyer, and
     the Buyer agrees to cooperate (and cause the Company and each Company Subsidiary to cooperate) with the Parent, to the extent necessary in connection with the filing of any information return or similar document relating to the Buyer's acquisition of the Company and the Company Subsidiaries; provided, however, that no election shall be made under Section 338(h)(10) of the Code.
            (d)  Payment of Accrued Income Taxes.  The Parent has
     the right to receive from the Company and each Company Subsidiary accrued but unpaid federal and state income taxes for taxable periods ending on or before the Effective Date. If funds for any such taxes have not been paid by the Company or a Company Subsidiary to the Parent before Closing, such funds shall be payable (and the Buyer shall cause such funds to be paid) upon the Parent's demand to the extent such taxes are reflected as a liability on the Closing Date Balance Sheet.
            (e)  Taxes to Include Interest, Etc.  For purposes of
     this Section 7.3, the term "tax" or "taxes" includes any addition to tax, interest, and penalty imposed with respect to the tax or taxes. Thus, for example, any obligation to hold a party harmless from federal income tax for a taxable period includes the obligation to hold the party harmless from any addition to tax, interest, or penalty imposed with respect to such federal income tax.
            (f)  Termination of Tax-Sharing Agreement.  After the
     Effective Date, this Section 7.3 shall supersede any and all tax-sharing or similar agreements to which (i) the Company or a Company Subsidiary and (ii) the Parent or any corporation affiliated with the Parent are parties. Neither the Company, a Company Subsidiary, the Parent, nor any such affiliated corporation shall have any obligation or rights with respect to each other under any such prior agreement after the Effective Date.
     7.4 Financial Condition of Buyer. For so long as Buyer is required to provide the indemnity set forth in Section 8.3(a) hereof and thereafter so long as a Parent's Claim pursuant to
Section 8.3(a) remains outstanding:
            (a)  the Buyer will at all times keep and maintain a
     consolidated tangible net worth, determined in accordance with generally accepted accounting principles consistently applied, of not less than $17,750,000;
            (b)  the Buyer will deliver to the Parent within 45
     days after the end of each of its fiscal quarters a certificate signed by the President or Chief Financial Officer of the Buyer to the effect that Buyer is in compliance as of the end of such quarter with Section 7.4(a) hereof; and
            (c)  the Buyer will not merge or consolidate with any
     person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any person, unless (i) the Buyer shall be the continuing or successor corporation, or the successor or acquiring corporation shall be a solvent corporation organized under the laws of any state of the United States that expressly assumes in writing the Buyer's obligations under this Agreement, including without limitation Article VIII hereof and (ii) after giving effect to such merger, consolidation, sale, lease, transfer or disposition, the Buyer or the successor or acquiring corporation shall satisfy the requirements of Section 7.4(a) hereof.
     7.5 Access to Books and Records. At the Parent's expense, the Parent and its authorized agents, officers and representatives shall have reasonable access after the Effective Date to the properties, books, records, contracts, information and documents of the Company and any Company Subsidiary for any reasonable business purpose, including but not limited to matters relating to federal or state income taxes, the Retained Liabilities or the Parent's indemnity under Section 8.2 hereof; provided, however, such access by Parent (a) shall be conducted during the Company's normal business hours and (b) shall not unreasonably interfere with the Company's operations and activities. The Buyer and the Company shall cooperate in all reasonable respects with the Parent's review of such information.
     u w    Payment of Retained Liabilities.  At the Closing the
Buyer will make a capital contribution to the Company of $9,241,000 in order that the Company can pay the Parent the amounts provided by clauses (ii) and (iii) of Section 5.2 on the Closing Date; provided, however, that the Buyer shall not be required pursuant to this Section 7.6 to contribute any amount in excess of the amount that, when added to the aggregate Merger Consideration paid pursuant to the Plan of Merger, would exceed $71,000,000.
     7.7 Release of Parent Financial Commitments. Buyer and the Company shall use their best efforts to cause the Parent and the Seller to be relieved, released or reimbursed for all financial commitments, guaranties, collateral agreements, surety bonds, or similar undertakings the Seller or Parent has provided to the Company (on a direct or indirect basis), including without limitation those listed on Schedule 3.10A, which remain outstanding on the Closing Date as soon as possible following the Closing Date.
     7.8 Financial Condition of Parent. For so long as Parent is required to provide the indemnity set forth in Section 8.2(a) hereof and thereafter so long as a Buyer's Claim pursuant to
Section 8.2(a) remains outstanding:
            (a)  the Parent will at all times keep and maintain a
     consolidated tangible net worth, determined in accordance with generally accepted accounting principles consistently applied, of not less than $17,750,000;
            (b)  the Parent will deliver to the Buyer within 45
     days after the end of each of its fiscal quarters a certificate signed by the President or Chief Financial Officer of the Parent to the effect that Parent is in compliance as of the end of such quarter with Section 7.8(a) hereof; and
            (c)  the Parent will not merge or consolidate with
     any person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any person, unless
     (i) the Parent shall be the continuing or successor corporation, or the successor or acquiring corporation shall be a solvent corporation organized under the laws of any state of the United States that expressly assumes in writing the Parent's obligations under this Agreement, including without limitation Article VIII hereof and (ii) after giving effect to such merger, consolidation, sale, lease, transfer or disposition, the Parent or the successor or acquiring corporation shall satisfy the requirements of Section 7.8(a) hereof.
     7.9 Confidentiality. Following the Closing, Seller and Parent shall keep confidential all information concerning the business, operations, properties, assets and financial affairs of the Company and may disclose such information only upon receipt of prior written consent from Buyer or if such disclosure is required (i) in connection with Seller's or Parent's filing of any state or federal income tax returns, (ii) in connection with filings made with the Securities and Exchange Commission or any national securities exchange, or (iii) by order of any judicial or administrative authority.

                          ARTICLE VIII
                    SURVIVAL; INDEMNIFICATION
     8.1 Limitation on, and Survival of Representations and Warranties. (a) The Buyer and the Subsidiary acknowledge and agree that no representations or warranties have been made by the Parent, the Seller or the Company in connection with the transactions contemplated by this Agreement, except for those representations and warranties made by the Company in Article III hereof. Except to the extent provided in Section 8.2(a) hereof, the Buyer and the Subsidiary agree not to assert any claim that the Parent, the Seller or the Company has made any false representation, warranty or statement in connection with the transaction contemplated by this Agreement or omitted to make any statement necessary in order to make the representations, warranties and statements so made not misleading and agree to waive any right or remedy available by Law in connection with the foregoing.
     (b) Subject to paragraph (a) of this Section 8.1, any party's remedy for a breach of any representation or warranty contained in Article III or Article IV of this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive for a period of eighteen months beginning on the day next following the Effective Date, but no longer, and shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the other party in breach or against whom indemnification is sought within such period prescribed, provided, however, that the applicable period with respect to
Section 3.17 shall extend until all applicable statutes of limitations and periods for assessments of tax have expired (taking into account any extension of any statute of limitation) and, with respect to Section 3.5, there shall be no expiration. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period. No party to this Agreement shall be entitled to pursue any remedy for the breach of any representation or warranty to the extent such party was aware of such breach prior to the Closing Date and such party proceeds with the Closing.
     8.2 Indemnification by Seller and Parent. Subject to the limitations set forth in Sections 8.1, 8.4 and 8.6 hereof, each of Seller and Parent hereby agrees to indemnify and hold Buyer harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys' fees) (collectively, "Losses") imposed upon or incurred by Buyer, or the Company after the Effective Date, (collectively, a "Buyer's Claim") as a result of or in connection with any of the following:
            (a) Any material misrepresentation or breach of warranty made by the Company under Article III of this Agreement;
            (b) The breach of or default in the performance by the Parent, the Seller or the Company of any covenant, agreement or obligation to be performed by the Parent, the Seller or the Company (but in the case of the Company only those covenants, agreements or obligations to be performed prior to the Effective Date) pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;
            (c)  The Retained Liabilities;
            (d) Any deficiency in the actual net assets of the Transferred Business (determined in accordance with the accounting policies described in Schedule 1.26) as of the Closing Date, after giving effect to the transactions contemplated by Sections 5.2 and 7.6 hereof, from the amount thereof shown on the Closing Date Balance Sheet; or
            (e) the exercise by any Shareholder of dissenters' rights in connection with the transactions contemplated by this Agreement to the extent such Losses exceed the Merger Consideration to which such dissenting Shareholder would have been entitled to pursuant to the Plan of Merger.
     8.3 Indemnification by Buyer. Subject to the limitations set forth in Sections 8.1, 8.4 and 8.6, Buyer hereby agrees to indemnify and hold Seller and Parent harmless from and against any and all Losses imposed upon or incurred by the Seller or Parent (any of such losses by either Seller or Parent, a "Parent's Claim"), as a result of or in connection with any of the following:
            (a) Any material misrepresentation or breach of warranty made by Buyer or the Subsidiary under Article IV of this Agreement;
            (b) The breach of or default in the performance by Buyer or the Subsidiary of any covenant, agreement or obligation to be performed by Buyer or the Subsidiary pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;
            (c) The conduct of the Company's business after the Effective Date; or
            (d) any claims made on or after the Effective Date in respect of any financial commitments, guaranties, collateral agreements, surety bonds or similar understandings provided directly or indirectly by Parent on behalf of the Company.
     8.4 Limitation of Liability. Buyer shall not have any liability to indemnify Seller or Parent in respect of Losses incurred by Seller or Parent pursuant to Section 8.3(a), and Seller and Parent shall not have any liability to indemnify Buyer in respect of Losses incurred by Buyer or the Company pursuant to
Section 8.2(a), in either case unless and until the aggregate amount of such Losses exceeds $710,000, in which event the party seeking indemnity may recover the full amount of such Losses, other than the initial $710,000, provided that recovery by either Buyer or Parent in respect of such Losses shall be limited to $17,750,000. Notwithstanding the foregoing, Buyer may recover all Losses incurred by the Company or Buyer pursuant to Sections 8.2(b), (c), (d) or (e) hereof, and each of Seller and Parent may recover all Losses it incurs pursuant to Sections 8.3(b), (c) or
(d), without limitation.
     8.5 Notice of Indemnity Claims. If a party intends to assert a Buyer's Claim or a Parent's Claim (a Buyer's Claim or a Parent's Claim being hereafter referred to as a "Indemnity Claim" in this Section 8.5), the party intending to assert an Indemnity Claim shall provide the party from whom indemnification is sought with notice of such Indemnity Claim within thirty (30) days after receiving notice of such Indemnity Claim. At the time the Indemnity Claim is made and thereafter, any party asserting the Indemnity Claim shall provide the party against which the Indemnity Claim is asserted with copies of any materials in its possession describing the facts or containing information providing the basis for the Indemnity Claim. If the Indemnity Claim involves a claim by a third party (a "Third Party Indemnity Claim"), the party against which the Third Party Indemnity Claim is asserted may assume at its expense the defense of the claim by the third party, provided that such party against which the Third Party Indemnity Claim is asserted agrees in writing with respect to such Third Party Indemnity Claim that it is obligated hereunder to indemnify and hold any party asserting the Third Party Indemnity Claim harmless in accordance with the terms of this Article 8; and provided, further, that the party asserting the Third Party Indemnity Claim shall be entitled to participate in the defense of such claim at its own expense. The failure of any party against which the Third Party Indemnity Claim is asserted to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement.
     8.6 Arbitration. If any dispute should arise between the parties hereto as to any matter covered by this Agreement, including any claim for indemnification pursuant to Section 8.2 or 8.3, then, in lieu of any suit or action in regard to any such matter, the controversy shall be submitted to arbitration in the following manner:
     The party desiring to submit such controversy to arbitration shall give to the other party notice in writing, stating with specificity the matter upon which an award is desired and naming the arbitrator selected by such party. Within ten (10) days following the receipt of such notice, the other party shall give written notice to the party desiring such arbitration of the arbitrator selected by it. Thereafter, the two arbitrators so chosen shall select a third. If such two arbitrators are unable to agree upon a third arbitrator within twenty (20) days from the naming of the second arbitrator, the third arbitrator shall be appointed, upon application of either of the parties hereto, by the United States District Court for the Eastern District of Virginia. The arbitrators thus chosen shall give to each of the parties hereto written notice of the time and place of hearing, which hearing shall be held not less than ten (10) days, nor more than twenty (20) days, after the selection of the third arbitrator, and at the time and place appointed, and shall proceed with the hearing unless for some good cause, of which a majority of the arbitrators shall be the judge, it shall be postponed until some other day within a reasonable time. The parties hereto shall have full opportunity to be heard on any question thus submitted, and the determination by a majority of the arbitrators shall be made in writing and a copy thereof delivered to each of the parties hereto. The arbitrators shall in every case deliver their decision within sixty (60) days after the hearing, unless the parties shall otherwise agree to extend the time. The arbitrators, as a part of their decision and award, shall decide the amount of the costs of arbitration and by whom they shall be borne and paid.
     8.7    Relationship of Section 7.3 to Sections 8.2 through
8.6. Sections 8.2 through 8.6 shall not apply to any claim or liability to which Section 7.3 applies. Sections 8.2 through 8.6 shall apply to tax claims and liabilities to which Section 7.3 does not apply.
     8.8 Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under Section 7.3 or any of the preceding provisions of this Article VIII shall be (i) net of any federal or state income tax benefit realized or the then-present value (based on a discount rate of 5%) of any such income tax benefit to be realized by the indemnified party (or, where the Buyer is the indemnified party, the Company or any Company Subsidiary) by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any federal or state income tax required to be paid by the indemnified party on the accrual or receipt of the indemnification payment. For purposes of the preceding sentence, the amount of any state income tax benefit or cost shall take into account the federal income tax effect of such benefit or cost.

                           ARTICLE IX
                           TERMINATION
     9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the Shareholders, but prior to the Effective Date only as follows:
            (a) by mutual written consent of the Buyer and the Seller;
            (b) by the Company, the Buyer or the Seller, if the Effective Date shall not have occurred on or before September 30, 1994 (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Effective Date to occur on or before such date); or
            (c) by the Buyer or the Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.
     9.2 Effect of Termination. If this Agreement is terminated and the Merger is not consummated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, provided that the Buyer's obligations contained in this Section 9.2 and Section 5.11 of this Agreement shall survive any such termination. Nothing contained in this
Section 9.2 shall relieve any party from liability for any breach of this Agreement.
     9.3 Amendment. This Agreement may be amended by action taken by the Parent, the Seller, the Company, the Buyer and the Subsidiary at any time before adoption of the Plan of Merger by the Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
     9.4 Extension; Waiver. At any time prior to the Effective Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                            ARTICLE X
                          MISCELLANEOUS
     10.1   Entire Agreement.  Except as set forth in Section
5.11 hereof, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.
     10.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, subject to the provisions of Sections 5.2 and 7.6, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.
     10.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof.
     10.4 Assignment. This Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party.
     10.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this
Section 10.5:
If to the Seller
  or to the Parent:     Tredegar Industries, Inc.
                        1100 Boulders Parkway
                        Richmond, Virginia  23225
                        Attention:  Norman A. Scher,
                                    Executive Vice President

With a copy to:         Hunton & Williams
                        Riverfront Plaza, East Tower
                        951 East Byrd Street
                        Richmond, Virginia  23219
                        Attention: C. Porter Vaughan, III, Esq.

If to the Buyer
  or the Subsidiary:    Pen Holdings, Inc.
                        5110 Maryland Way
                        P. O. Box 2128
                        Brentwood, Tennessee  37027
                        Attention: William E. Beckner
                                   President and Chief Executive
                                   Officer

With a copy to:         Pen Holdings, Inc.
                        5110 Maryland Way
                        P. O. Box 2128
                        Brentwood, Tennessee  37027
                        Attention: David G. Gray, Esq.
                                   Vice President and General
                                   Counsel

     10.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     10.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters.
     10.9 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circum-stances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circum-stances, shall not be affected thereby.
     10.10 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and the Parent, the Seller, the Buyer, the Subsidiary and the Company assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Parent, the Seller, the Buyer, the Subsidiary and the Company contained in this Agreement, other than Sections
7.1 and 7.2 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
     10.11 Performance by the Subsidiary. The Buyer agrees to cause the Subsidiary to comply with its obligations hereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement of Merger to be duly executed as of the day and year first above written.
                        TREDEGAR INVESTMENTS, INC.


                        By:      /s/ N. A. Scher
                        Its:      President



                        THE ELK HORN COAL CORPORATION


                        By:      /s/ N. A. Scher
                        Its:      Vice President



                        PEN HOLDINGS, INC.



                        By:      /s/ William E. Beckner
                        Its:      President and CEO


                        PHI ACQUISITION CORP.



                        By:      /s/ William E. Beckner
                        Its:      President


     Tredegar Industries, Inc., a Virginia corporation, has executed and delivered this Agreement of Merger as of the day and year first above written solely to evidence its agreement to its obligations under Sections 5.12, 7.2, 7.3 and 8.2 hereof.



                        By:      /s/ N. A. Scher
                        Its:      Executive Vice President